                         [Industry Canada letterhead]


                        TECHNOLOGY PARTNERSHIPS CANADA

                                                    TPC PROJECT NO: 720-462728

PROJECT TITLE:

                                 Development
                                      of
             Very High Speed Digital Signal Processing(DSP) Based
                            Software Radio Systems


This Agreeent made this 31 day of March, 1999


Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of Industry (hereinafter referred to as "the Minister")

And: Spectrum Signal Processing Inc., a corporation duly incorporated under the laws of British Columbia, (hereinafter referred to as "Spectrum" or "the Recipient")



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         Technology Partnerships            Partenariat technologique
         Canada                             Canada
         10th floor, 300 Slater Street      10c etage, 300 rue Slater
         OTTAWA, Ontario K1A 0C8            OTTAWA (Ontario) K1A 0C8     [LOGO]

                              TABLE OF CONTENTS


INTRODUCTION

 1.0 The Agreement
      1.1   Deadline for Signature
      1.2   Entire Agreement
      1.3   Definitions

 2.0 The Project
      2.1   Conduct of Project
      2.2   Time-frame of Project
      2.3   Material Changes
      2.4   Disposal of Material Assets
      2.5   Disposal of Special-Purpose Equipment
      2.6   Transfer of Special Purpose Equipment to Production

 3.0 The Contribution
      3.1   Sharing Ratio and Contribution Ceiling
      3.2   Annual Contribution Disbursement Limits
      3.3   Eligible Cost Period
      3.4   Project Financing and Progress
      3.5   Environmental Protection Measures
      3.6   Annual Environmental Compliance Certification
      3.7   Set-off Rights of Minister

 4.0 Claims for Payment
      4.1   Claim Procedures
      4.2   Hold-Back Rights
      4.3   Final Claim
      4.4   Certification of Claims
      4.5   Overpayment by Minister

 5.0 Royalty Payments
      5.1   Royalty Rate
      5.2   Royalty Base
      5.3   Royalty Statements and Payments
      5.4   Late Payments
      5.5   Dividend Restriction
      5.6   No Accelerated Repayment
      5.7   Payment Date

 6.0 Intellectual Property
      6.1   Ownership of Technology
      6.2   Commitment to Exploitation in Canada
      6.3   Limitation on Transfer of Technology
      6.4   Patent Protection

 7.0 Monitoring and Reporting
      7.1   Annual Financial Statements
      7.2   Minister's Right to Audit Accounts and Records
      7.3   Access to Project
      7.4   Access to Third-Party Information
      7.5   Project Progress Reports
      7.6   Commercial Exploitation Reports

 8.0 Special Conditions
      8.1   Changes to Spectrum's Structure

 9.0 Representations, Warranties and Undertakings
      9.1   Power and Authority of Recipient
      9.2   Authorized Signatories
      9.3   Binding Obligations
      9.4   No Pending Suits or Actions
      9.5   No Gifts or Inducements
      9.6   Compliance with Environmental Protection Requirements

10.0 Other Government Assistance
      10.1  Disclosure
      10.2  Continuing Disclosure Obligation

11.0 Dispute Resolution
      11.1  Optional Mediation or Arbitration

12.0 Default and Recovery
      12.1  Events of Default
      12.2  Remedies on Default
      12.3  Remedies Cumulative
      12.4  No Waiver
      12.5  Remedies Fair and Reasonable

13.0 Force Majeure
      13.1  Event of Force Majeure
      13.2  Definition of Force Majeure

14.0 Announcements
      14.1  Consent to Public Announcement
      14.2  Confidentiality Obligation

15.0 Notice
      15.1  Form and Timing of Notice
      15.2  Change of Address
      15.3  Addresses

16.0 Term of Agreement
      16.1  Agreement termination date

17.0 General Conditions
      17.1  Compliance with Laws
      17.2  Members of the House of Commons or the Senate
      17.3  Annual Appropriations
      17.4  Confidentiality
      17.5  No Assignment of Agreement
      17.6  Compliance with Post-Employment Provisions
      17.7  No Partnership Created
      17.8  Binding Agreement
      17.9  Severability
      17.10 Signature in Counterparts
      17.11 Language of Agreement

Schedules
      Schedule A - Statement of Work
      Schedule A1 - Special Purpose Equipment List
      Schedule B - Report on Estimated & Actual Project Benefits and Results Schedule C - Report on Estimated & Actual Sales and Royalties
      Schedule D - TPC Project Cost Principles
      Schedule E - Project Fact Sheet for News Release

INTRODUCTION

 (i) The Minister is charged with certain duties and functions which the Minister is required to carry out with the public policy objectives of strengthening the national economy, promoting sustainable development, increasing the international competitiveness of Canadian industry, goods and services, and encouraging the fullest and most efficient development and use of science and technology;

 (ii) The Minister is responsible for the Technology Partnerships Canada Program, a discretionary source of funding, designed to promote economic growth and create jobs in Canada, in knowledge-intensive sectors of the economy, by strategically focussing its funding in results-oriented, near-market projects that involve activities that foster innovation, rapid commercialization and value-added production; and

 (iii) Spectrum Signal Processing Inc. has requested a financial contribution from the Minister under the Technology Partnerships Canada Program to develop Very High Speed Digital Signal Processing (DSP) Based Software Radio Systems for Wireless Infrastructure Base Stations and SIGnals INTelligence (SIGINT) applications, which can be named "SoftRadio" elsewhere in this document, with the specific intent of commercially exploiting the Project results.

In consideration of their respective obligations which are set out below, the parties agree as follows:


1.0      The Agreement

1.1      Deadline for Signature
         This Agreement must be signed by Spectrum Signal Processing, Inc. and received by the Minister on or before 31 March 1999 failing which it will be null and void.

1.2      Entire Agreement

         This Agreement is made pursuant to the Technology Partnerships Canada Program, constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter. In the event of conflict, the order or precedence amongst the Agreement and the schedules attached hereto shall be: this Agreement, the Statement of Work, the TPC Project Cost Principles and any other document specified in this Agreement.

1.3   Definitions
      For the purposes of this Agreement,

        (a)  "Agreement" means this agreement, including:

            Schedule A - Statement of Work
            Schedule A1- Special Purpose Equipment List
            Schedule B - Report on Estimated & Actual Project Benefits and
                         Results,
            Schedule C - Report on Estimated & Actual Sales and Royalties Schedule D - TPC Project Cost Principles
            Schedule E - Project Fact Sheet for News Release
            Schedule F - Environmental Mitigation Measures

        (b) "Contribution" means the funding, in Canadian dollars, provided by the Minister under this Agreement.

        (c) "Completion Date" means 30 April 2001, which is the date by which the Project must be completed.

        (d) "Effective Date" means 28 September 1998, which is the earliest date on which Eligible Costs may be incurred.

        (e) "Eligible Costs" means those costs incurred by the Recipient with respect to the activities set out in Schedule A (Statement of Work) in accordance with Schedule D (TPC Project Cost Principles).

        (f) "Fiscal Year" means the federal government fiscal year beginning on April 1 and ending on the following March 31.

        (g) "Gross Project Revenues" means all sales, revenues, receipts, monies and considerations made, earned or received by any person, including Spectrum Signal Processing Inc., directly or indirectly attributable to the sale, lease or other transfer of the Resulting Products, whether received in cash, or by way of benefit, advantage, or concession, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts. A Resulting Product will be deemed sold, leased or transferred at the time the transaction is recorded in the books, in accordance with generally accepted accounting principles, applied on a consistent basis.

    Transactions with related persons (as that term is defined in the Income Tax
    Act) will be deemed made in an amount equal to the highest price obtained for a similar product in the preceding calendar year.

(h) "Interest Rate" means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date plus 300 basis points, compounded monthly.

(i) "Intellectual Property" means all intellectual property rights in the Project Technology, including, without limitation, all patents, copyrights, industrial designs, design patents, trade-marks, and any registrations or applications for registration of the same.

(j) "Project" means the Development of Very High Speed Digital Signal Processing
    (DSP) Based Software Radio platforms for Wireless Infrastructure Base Stations and SIGnals INTelligence(SIGINT) applications(SoftRadios), as more fully described in the Statement of Work (Schedule A).

(k) "Project Technology" means all technology and technical data conceived, produced, developed or reduced to practice in carrying out the Project, including, without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, pilot plants, practices, inventions, methods, processes or other information.

(l) "Resulting Products" means

    (i) The Very High Speed Digital Signal Processing (DSP) Based Software Radio platforms for Wireless Infrastructure Base Stations and SIGnals INTelligence(SIGINT) applications("SoftRadios"), variants, derivatives and any improved versions thereof developed using Project Technology;

    (ii) all applications using Project Technology, including applications for commercial narrow band and wideband cellular wireless infrastructure base stations and military SIGnals INTelligence(SIGINT) and also all other commercial applications which incorporate results of the Project; and

    (iii) all other commercial applications which are made using Project Technology, Intellectual Property, Special-Purpose Equipment, equipment, machinery and any item of Project tooling.

     (m) "Sharing Ratio" means the percentage set out in paragraph 3.1(a).

     (n) "Special-Purpose Equipment" means equipment, including ancillary systems, instrumentation, special test equipment, prototypes and pilot plants to develop and demonstrate the product, service, process or system to be commercialized, that is purchased, leased, manufactured or otherwise acquired for the purposes of the Project, the item cost of which exceeds $250,000 (except for prototypes and pilot plants where no minimum cost applies).

     (o) "Start Date" means 1 November 1998, which is the date by which the Project must be commenced.

2.0  The Project

2.1  Conduct of Project
     Spectrum Signal Processing Inc. will carry out the Project in a diligent and professional manner using qualified personnel.

2.2  Time-frame of Project
     Spectrum Signal Processing Inc. will:

     (a)  commence the Project on or before 1 November 1998; and

     (b) complete the Project in accordance with the Statement of Work (Schedule A) on or before the Completion Date.

2.3  Material Changes
     No material changes will be made to the estimated total scope, nature, or financing of any element of the Project or ownership or the key personnel of Spectrum Signal Processing Inc., without the prior written consent of the Minister. Without limiting the generality of the foregoing provision, a material change will have occurred if:

     (a) a Project performance milestone described in the Statement of Work is not expected to be achieved within three months of the projected completion date for that element;
     (b) the estimated Eligible Costs for the Project described in the Statement of Work are expected to be exceeded by 20% or more; or

     (c) the Project is carried out at locations other than: Burnaby:

2.4  Disposal of Material Assets
     Spectrum Signal Processing Inc. will not, without the prior written consent of the Minister, sell, transfer or otherwise dispose of, nor cease to use for the purposes of the Project, nor remove nor relocate nor transfer to a use other than the Project, any material asset acquired for the Project including any equipment, machinery and tooling, the cost of which has been contributed to by the Minister, under this Agreement.

2.5  Disposal of Special-Purpose Equipment
     Except in the situation described in subsection 2.6, if Spectrum Signal Processing Inc. transfers to commercial production, transfers outside of Canada, sells, leases, ceases to use or otherwise disposes of any Special-Purpose Equipment, Spectrum Signal Processing Inc. will pay to the Minister the greater of an amount equal to that of:

     (a) multiplying the proceeds of disposal of the Special-Purpose Equipment by the Sharing Ratio; and

     (b) multiplying the fair market value of the Special-Purpose Equipment on the date of the transfer to commercial production, transfer outside of Canada, sale, lease, cessation of use or other disposal by the Sharing Ratio, but in no event will the amount payable exceed the amount of the Contribution paid by the Minister under this Agreement. Spectrum Signal Processing Inc. will make such payment within 30 days of the transfer to commercial production, transfer outside of Canada, sale, lease, or other disposal of the Special-Purpose Equipment.

2.6  Transfer of Special Purpose Equipment to Production
     If the estimated cost as set out in Schedule A (Statement of Work) of all of the items of Special-Purpose Equipment, other than prototypes and pilot plants, is 30% or less of the total estimated Eligible Costs of the Project, Spectrum Signal Processing Inc. will not be obligated to pay the Minister for those items of Special-Purpose Equipment which are transferred to commercial production in Canada by Spectrum Signal Processing Inc.

3.0 The Contribution

3.1 Sharing Ratio and Contribution Ceiling
    Subject to all the other provisions of this Agreement, the Minister will make a repayable Contribution to Spectrum Signal Processing Inc., with respect to the Project, of the lesser of:

    (a) 31.04% of the Eligible Costs; and

    (b) $6,300,000.

    Irrespective of the limitation on the Minister's Contribution under this Agreement, Spectrum Signal Processing Inc. shall remain obligated to perform the whole of the Project, as described in the Statement of Work.

3.2 Annual Contribution Disbursement Limits
    The disbursement of the Contribution will not exceed the following amounts, in each of the following Fiscal Years:

    1998 - 1999 $ Unlimited subject to the Sharing ratio and the Contribution ceiling shown in 3.1 above
    1999 - 2000 $2,805,000
    2000 - 2001 $2,891,000
    2001 - 2002 $  205,000

    and the Minister will have no obligation to pay any amount in any other Fiscal Year. No portion of these maximum annual amounts will be rolled over to previous or subsequent Fiscal Years, without the consent of the Minister, who will consider any such requests on a case-by-case basis.

3.3 Eligible Cost Period
    The Minister will not contribute to any Eligible Costs incurred by Spectrum Signal Processing Inc. prior to the Effective Date nor after the Completion Date.

3.4 Project Financing and Progress
    The Minister will have no obligation to make all or part of the Contribution unless the Minister remains satisfied with the overall financing of the Project and the progress of the Project.

3.5 Environmental Protection Measures

    The Minister, being satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant, will have no obligation to make all or part of the Contribution unless Spectrum Signal Processing Inc. has incorporated and utilized environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over Spectrum Signal Processing Inc. or the Project, or both, and certifies to the Minister that it has done so.

3.6 Annual Environmental Compliance Certification

    Any certification required pursuant to subsection 3.5 must be provided together with the first claim for payment under this Agreement, and subsequent certifications must be provided annually.

3.7 Set-off Rights of Minister

    The Minister may set off against the Contribution, any amounts owed by Spectrum Signal Processing Inc. to Her Majesty in Right of Canada, including amounts pursuant to any other agreement for which the Minister is responsible, including agreements under the Defence Industry Productivity Program.

4.0 Claims for Payment

4.1 Claim Procedures

    The Minister will pay the Contribution to Spectrum Signal Processing Inc. in respect of Eligible Costs incurred on the basis of itemized claims which will:

      (a) be submitted in writing, preferably quarterly, but not more frequently than once per month;

      (b) be certified by a senior officer of Spectrum Signal Processing
          Inc.;

      (c) be accompanied by details of all costs being claimed, substantiated by such documents as may be required by the Minister, and presented in accordance with the major elements identified in Schedule A (Statement of Work);

      (d) be accompanied by a brief technical report on work completed and confirmation of any Statement of Work milestones attained during the claim period; and

    (e) include a deduction for any Eligible Costs included in previous claims which have not been paid.

4.2 Hold-Back Rights
    The Minister will have no obligation to pay more than 90% of the Contribution prior to the date on which the Minister has approved the final claim referred to in subsection 4.3.

4.3 Final Claim
    Within 90 days of the Completion Date, the final claim for payment will be submitted by Spectrum Signal Processing Inc., accompanied by:

    (a) an itemized statement of all Eligible Costs incurred and paid in performance of the Project;

    (b) certification by a senior officer of Spectrum Signal Processing Inc. that the Eligible Costs referred to in the itemized statement:

        (i)   have been incurred and paid;

        (ii) are related to the activities described in the Statement of Work (Schedule A); and

        (iii) are in compliance with the requirements set out in the TPC Project Cost Principles and its Addendum (Schedule D); and

    (c) a final report of the Project in accordance with subsection 7.5.

    Upon approval by the Minister of the final claim, the Minister will pay any outstanding amount of the Contribution.

4.4 Certification of Claims
    The Minister may require that any claim submitted for payment be certified by Spectrum Signal Processing Inc.'s auditor or chief financial officer or by an auditor approved by the Minister, at the Recipient's expense.

4.5 Overpayment by Minister
    Where for any reason:

    (a) Spectrum Signal Processing Inc. is not entitled to the Contribution; or

     (b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which Spectrum Signal Processing Inc. is entitled,

     Spectrum Signal Processing Inc. will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

5.0  Royalty Payments

5.1  Royalty Rate
     Spectrum Signal Processing Inc. will pay to the Minister a royalty of 2.5% of Gross Project Revenues.

5.2  Royalty Base
     The royalty in subsection 5.1 is pyable on Gross Project Revenues generated commencing on 1 January 2001. If, by 31 December 2006, the total cumulative royalty payments paid or due equal or exceed $11,428,000, no further royalty payments will be exigible. If, by 31 December 2006, the total cumulative royalty payments paid or due do not equal or exceed $11,428,000, royalty payments will continue to be exigible until the total cumulative royalty payments paid or due equal $11,428,000.

5.3  Royalty Statements and Payments
     Spectrum Signal Processing Inc. will provide to the Minister a statement, certified by Spectrum's external auditor or senior financial officer of the Gross Project Revenues generated during the period beginning on 1 Jan 2001, and ending on 31 December 2001. The statement and royalty payment will be provided to the Minister no later than 1 February 2002, and annually thereafter.

5.4  Late Payments
     Spectrum Signal Processing Inc. will pay interest calculated and compounded monthly on overdue royalty payments, at the Interest Rate from the date on which the royalty payment is due, until payment in full is received by the Minister. Such interest is payable without notice to Spectrum Signal Processing Inc., and in addition to any remedies of the Minister for default by Spectrum Signal Processing Inc., as set out in section 12.0 of this Agreement.

5.5  Dividend Restriction
     Spectrum Signal Processing Inc. will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or that would prevent it from making the royalty payments required in this Agreement.

5.6  No Accelerated Repayment
     The repayment of the Contribution will take place in accordance with the timetable and method specified in this section 5.0 and Spectrum Signal Processing Inc. shall not accelerate the rate of repayment, in any way.

5.7  Payment Date
     Whenever any payment date under this section 5.0 occurs on a Saturday, Sunday or statutory holiday, such payment shall be made on the next day following which is not a Saturday, Sunday or holiday.

6.0  Intellectual Property

6.1  Ownership of Technology
     Spectrum Signal Processing Inc. will obtain and retain title to all Intellectual Property and Project Technology.

6.2  Commitment to Exploitation in Canada
     Spectrum Signal Processing Inc. will exploit the Intellectual Property developed under this Project through the production of the Very High Speed Digital Signal Processing (DSP) Based Software Radio Systems for Wireless Infrastructure Base Stations and SIGnals INTelligence (SIGINT) applications in Canada and through the promotion, distribution and sale of the Very High Speed Digital Signal Processing (DSP) Based Software Radio Systems for Wireless Infrastructure Base Stations and SIGnals INTelligence (SIGINT) applications in Canada and elsewhere.

     Spectrum Signal Processing Inc. will ensure that follow-on production of the Very High Speed Digital Signal Processing (DSP) Based Software Radio Systems for Wireless Infrastructure Base Stations and SIGnals INTelligence (SIGINT) applications and of its variants and derivatives occurs within Canada, unless the Minister agrees, in advance, in writing, to the contrary.

6.3  Limitation on Transfer of Technology
     (a) General
         Spectrum Signal Processing Inc. will not, without the prior written consent of the Minister,

         (i) grant any right in or transfer title to the Project Technology, Intellectual Property, or in any applicable technology incorporated in Special-Purpose Equipment, including the assignment, sale, licence and lease to any person; or

         (ii) transfer electronically any software developed during the course of the Project; or

         (iii) make use of the Project Technology, Intellectual Property, Special-Purpose Equipment, and other Project machinery and equipment, of any kind, or any part thereof,

         for the purpose of producing or manufacturing outside Canada any of the Resulting Products or any product that is substantially the same as any of the Resulting Products and is made using Project Technology or Intellectual Property;

     (b) Patent Disclosures
         Notwithstanding paragraph (a), Spectrum Signal Processing Inc. does not require the consent of the Minister to make any disclosure of information required by law for the purpose of obtaining a patent;

     (c) Licence for Use Only
         Notwithstanding paragraph (a), Spectrum Signal Processing Inc. does not require the consent of the Minister to licence or sub-licence for use only any of the Project Technology or Intellectual Property in conjunction with the sale of any of the Resulting Products;

     (d) Compliance by Licensees
         Spectrum Signal Processing Inc. will impose the restriction on transfer outlined in paragraph (a) on all licensees, and other transferees of title to or any right to use any of the Project Technology or Intellectual Property; and

         (e)  Sub-Contractors and Consultants
              Spectrum Signal Processing Inc. will ensure that no sub-contractor or consultant acquires any rights to the Project Technology, Intellectual Property and Special-Purpose Equipment without the proper written consent of the Minister.

6.4      Patent Protection
         (a) Spectrum Signal Processing Inc. will apply for appropriate patent protection for any inventions resulting from the Project.

         (b) If Spectrum Signal Processing Inc. elects not to apply for appropriate patent protection in respect of inventions resulting from the Project, Spectrum Signal Processing Inc. will

              (i)  so advise the Minister forthwith; and

              (ii) if so requested by the Minister, assign the invention to Her
                   Majesty the Queen in Right of Canada, together with all patents, patent applications and rights to obtain patents therefor.


7.0      Monitoring and Reporting

7.1      Annual Financial Statements
         Spectrum Signal Processing Inc. will provide the Minister with a copy of its audited annual financial statements within one hundred and twenty (120) days of the end of each of Spectrum Signal Processing Inc.'s fiscal years.

7.2      Minister's Right to Audit Accounts and Records
         Spectrum Signal Processing Inc. will, at its own expense, preserve and make available for audit and examination by the Minister or the Minister's representatives the books, accounts and records of the Project and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including royalties. The Minister will have the right to conduct such additional audits at the Minister's expense as may be considered necessary using the audit staff of the Minister, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or Spectrum Signal Processing Inc.'s external auditors. Any licence agreement for the production of the Resulting Products between Spectrum Signal Processing Inc. and a third party will contain similar provisions to permit the Minister to audit the calculation of royalties payable under this Agreement.

  7.3    Access to Project
         Spectrum Signal Processing Inc. will provide the representatives of the Minister reasonable access to Spectrum Signal Processing Inc.'s premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.


  7.4    Access to Third-Party Information
         Spectrum Signal Processing Inc. will, to the extent practicable, assist the Minister with the implementation of this Agreement and facilitate access by the Minister to information from third parties, relating to this project.


  7.5    Project Progress Reports:
         Spectrum Signal Processing Inc. will provide the Minister with semi-annual progress reports for 6 month periods ending 31 December and 30 June (or as otherwise specified in the Statement of Work) commencing on 30 June 1999 and ending with the final report within 60 days following the Completion Date. The reports will include:

         (a) a description of the progress in completion of the Project, in comparison with the milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

         (b) sufficient information to enable the Minister to assess the Project's contribution to jobs and economic growth, as set out in Schedule B;

         (c)  an update of the Project cost estimates;

         (d) an indication of any delay in completing the Project and the reasons for such delay;

         (e) an update of the projected market and any changes in the projected sales and royalties, as set out in Schedule C;

         (f) a cumulative list summarizing any acquisition and current holdings of Special-Purpose Equipment as set out in Schedule A1; and

         (g) an indication of any planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of Special-Purpose Equipment.

  7.6    Commercial Exploitation Reports
         From 30 April 2001 until the termination of the Agreement, Spectrum Signal Processing Inc. will continue to provide annual reports to the Minister, within one hundred and twenty (120) days of the end of each of Spectrum Signal Processing Inc.'s fiscal years, which will indicate:

         (a) whether the Project is achieving its projected commmercial and economic objectives including job creation, as set out in Schedule B;

         (b) an update of the projected market and any changes in the projected sales and royalties, as set out in Schedule C; and

         (c) an indication of any completed or planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of Special-Purpose Equipment.


  8.0    Special Conditions

  8.1    Changes to Spectrum's Structure
         Notwithstanding the provision of section 2.3 concerning ownership, the Minister recognizes that market conditions may not allow Spectrum to seek the Minister's consent before a change in ownership. Accordingly, Spectrum undertakes to promptly inform and seek the consent of the Minister of any significant change in the composition of Spectrum's majority shareholders.


  9.0    Representations, Warranties and Undertakings

  9.1    Power and Authority of Recipient
         Spectrum Signal Processing Inc. represents and warrants that it is duly incorporated and validly existing and in good standing under the laws of Canada and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

  9.2    Authorized Signatories
         Spectrum Signal Processing Inc. represents and warrants that the signatories to this Agreement have been duly authorized to execute and deliver this Agreement on its behalf.

  9.3    Binding Obligations
         Spectrum Signal Processing Inc. represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of Spectrum Signal Processing Inc. enforceable in accordance with its terms.

  9.4    No Pending Suits or Actions
         Spectrum Signal Processing Inc. warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement, and will advise the Minister forthwith of any such occurrence during the term of this Agreement.

  9.5    No Gifts or Inducements
         Spectrum Signal Processing Inc. represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining this Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit this Agreement for a commission, contingency fee or any other consideration dependant upon the execution of this Agreement.

  9.6    Compliance with Environmental Protection Requirements
         Spectrum Signal Processing Inc. warrants and undertakes that it will maintain environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jursidiction over Spectrum Signal Processing Inc. or the Project and certify to the Minister annually its compliance with such requirements.

 10.0    Other Government Assistance

 10.1    Disclosure
         Spectrum Signal Processing Inc. hereby acknowledges that for the purposes of this Agreeement, except for scientific research and experimental development tax credits, no other federal, provincial or municipal government financial assistance other than that described below has been requested or received by Spectrum Signal Processing Inc. for the costs of this Project.

                    Federal                 $00
                    Provincial              $00
                    Municipal               $00
                    Total                   $00


 10.2  Continuing Disclosure Obligation
       Spectrum Signal Processing Inc. will inform the Minister promptly in writing of any other federal, provincial or municipal goverment assistance (except for scientific research and experimental development tax credits) to be received for Eligible Costs of the Project and the Minister will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

 11.0  Dispute Resolution

 11.1  Optional Mediation or Arbitration
       If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

 12.0  Default and Recovery

 12.1  Events of Default
       The Minister may declare an event of default has occured if:

       (a) Spectrum Signal Processing Inc. becomes insolvent or is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

       (b) an order is made which is not being contested or appealed by Spectrum Signal Processing Inc. or a resolution is passed for the winding-up of Spectrum Signal Processing inc. or it is dissolved;

     (c) Spectrum Signal Processing Inc. has intentionally submitted false or misleading information to the Minister or made a false or misleading representation;

     (d) in the opinion of the Minister, acting reasonably, a material adverse change in risk affecting the performance of the terms and conditions of this Agreement has occurred;

     (e) any term, condition or undertaking in this Agreement is not complied with in any material respect; or

     (f) Spectrum Signal Processing Inc. neglects or fails to pay to the Minister any amount due in accordance with this Agreement;

     provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (e) or (f) unless the Minister has given notice to Spectrum Signal Processing Inc. of the condition or event which in the Minister's opinion constitutes an event of default and Spectrum Signal Processing Inc. has failed, within 30 days of receipt of the notice, to demonstrate to the satisfaction of the Minister that it has either corrected the condition or event complained of or demonstrated that it has taken such steps as are necessary to correct the condition or event and so notified the Minister.

12.2 Remedies on Default
     If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

     (a) suspend any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project including any obligation to pay any amount owing prior to the date of such suspension;

     (b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project, including any obligation to pay any amount owing prior to the date of such termination;

     (c) require Spectrum Signal Processing Inc. to repay to the Minister all or part of the Contribution which has been paid by the Minister to Spectrum Signal Processing Inc., together with interest from the date of demand at the Interest Rate;

     (d) require Spectrum Signal Processing Inc. to pay to the Minister all or part of the royalties and other amounts due under this Agreement;

     (e) if an event of default has occurred in relation to paragraph 12.1(a) or
         (b), or as a result of the failure of Spectrum Signal Processing Inc. to comply with the provisions of article 5.0 or subsections 6.1, 6.2 or 6.3, direct Spectrum Signal Processing Inc., and Spectrum Signal Processing Inc. will immediately comply, to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of, and all rights of Spectrum Signal Processing Inc. in the Intellectual Property; and

     (f) direct Spectrum Signal Processing Inc. and Spectrum Signal Processing Inc. will immediately comply, to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of, and all rights of Spectrum Signal Processing Inc. in the Special-Purpose Equipment.

12.3 Remedies Cumulative
     The Minister may exercise any or all of the remedies set out in subsection 12.2, provided that in exercising any remedy in accordance with paragraph
     12.2 (c) or (d), in respect of any default other than a breach of paragraph 12.1(f), the Minister will credit Spectrum Signal Processing Inc. for any royalties paid to the Minister under this Agreement.

12.4 No Waiver
     The fact that the Minister refrains from exercising a remedy he is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

12.5 Remedies Fair and Reasonable
     Spectrum Signal Processing Inc. acknowledges that in view of the public policy objectives served by the Minister's agreement to make the Contribution, the fact that the Contribution comes from public monies, and that the amount of damages or loss sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement if an event of default occurs.

13.0 Force Majeure

13.1 Event of Force Majeure
     Spectrum Signal Processing Inc. will not be in default by reason only of any failure in performance of the Project in accordance with the Statement of Work if such failure arises without the fault or negligence of Spectrum Signal Processing Inc. and is caused by any event of force majeure.

13.2 Definition of Force Majeure
     Force majeure means any cause which is unavoidable or beyond the reasonable control of Spectrum Signal Processing Inc., including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond Spectrum Signal Processing Inc.'s control, and which could not have been reasonably circumvented by Spectrum Signal Processing Inc. without incurring unreasonable cost.

14.0 Announcements

14.1 Consent to Public Announcements
     Spectrum Signal Processing Inc. hereby consents to public announcements by or on behalf of the Minister containing any of the information in the documents attached hereto as Schedule E (Project Fact Sheet for News Release).

14.2 Confidentiality Obligation
     The Minister will inform Spectrum Signal Processing Inc. of the date on which the first public announcement is to be made and Spectrum Signal Processing Inc. will not disclose the existence of this Agreement until such date.

15.0 Notice

15.1 Form and Timing of Notice
     Any notice, information or document provided for under this Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

15.2 Change of Address
     Spectrum Signal Processing Inc. or the Minister may change the address which they have stipulated in this Agreement by notifying the other of the new address.

15.3 Addresses
     Any notice to the Minister will be addressed to:

        Director, Enabling Technologies
        Technology Partnerships Canada    Fax No: (613) 954-9117
        10th Floor
        300 Slater Street
        Ottawa, Ontario K1A OC8

     Any notice to Spectrum Signal Processing Inc. will be addressed to:

        Spectrum Signal Processing Inc.
        8525 Baxter Place, Production Court
        Burnaby, B.C.
        V5A 4V7
        Attention: Barry W. Jinks, President

        Fax No: (604) 421-6099

16.0 Term of Agreement

16.1 Agreement Termination Date.
This Agreement will terminate on the earlier date of the following:

     (a) payment to the Minister by Spectrum Signal Processing Inc. of all amounts due pursuant to this Agreement; and

     (b) 30 April 2015.

17.0 General Conditions

17.1 Compliance with Laws
     Spectrum Signal Processing Inc. will comply with all federal, provincial and municipal laws governing Spectrum Signal Processing Inc. or the Project, including but not limited to statutes, regulations, by-laws and ordinances.

17.2 Members of the House of Commons or the Senate
     No Member of the House of Commons or the Senate, either directly nor indirectly, shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom.

17.3 Annual Appropriations
     Any payment by the Minister under this Agreement is subject to there being an appropriation for the Fiscal Year in which payment is to be made.

17.4 Confidentiality
     Subject to Section 14.0 and to applicable laws, including the Access to Information Act, the parties shall keep confidential and shall not disclose the contents of this Agreement nor the transactions contemplated hereby without the consent of all parties.

17.5 No Assignment of Agreement
     Neither this Agreement, nor any part thereof nor any amount thereunder shall be assigned by Spectrum Signal Processing Inc. without the prior written consent of the Minister.

17.6 Compliance with Post-Employment Provisions
     Spectrum Signal Processing Inc. confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

17.7 No Partnership Created
     The parties declare that nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Minister and Spectrum Signal Processing Inc.

17.8  Binding Agreement
      This Agreement is binding on the parties and their successors and permitted assigns.

17.9  Severability
      Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.10 Signature in Counterparts
      This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                   HER MAJESTY THE QUEEN IN RIGHT OF CANADA

                                   as represented by the Minister of Industry

                                   Per: /s/ Illegible
                                       ------------------------------------
                                        Technology Partnerships Canada


                                   Spectrum Signal Processing Inc.

                                   Per: /s/ Barry Jinks
                                       ------------------------------------

                                   Title: President & CEO
                                          ---------------------------------

                                   Per:
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                                   Title:
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